Exhibit 99.1

SEGMENT INFORMATION

Welbilt, Inc. (the "Company") evaluates segment performance based upon earnings before interest, taxes, other (income) expense - net, depreciation and amortization expense and is adjusted for certain other non-cash or non-recurring items, including asset impairment, restructuring, separation charges and loss on early extinguishment of debt ("Adjusted Operating EBITDA"). The Company's presentation of Adjusted Operating EBITDA may not be comparable to similar measures used by other companies. Beginning in January 2017, the Company updated its performance measure and definition of Adjusted Operating EBITDA (previously "Operating EBITA") to additionally exclude at the segment level depreciation expense, asset impairment, restructuring, separation charges and loss on early extinguishment of debt. Prior segment information for 2016 has been updated below to reflect these changes. The presentation of net sales by segment for 2016 has not changed, but is included below for purposes of the Adjusted Operating EBITDA margin calculation.

	Quarter Ended				Year Ended
(Unaudited, in millions)	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Net Sales:
Americas	$263.6	$301.2	$316.9	$304.9	$1,186.6
EMEA	68.6	76.3	67.9	74.8	287.6
APAC	38.9	43.1	52.5	56.4	190.9
Elimination of intersegment sales	(45.6)	(52.2)	(53.3)	(57.4)	(208.5)
Total net sales	$325.5	$368.4	$384.0	$378.7	$1,456.6

Segment Adjusted Operating EBITDA:
Americas	$49.8	$58.3	$68.1	$57.6	$233.8
EMEA	7.6	10.8	10.4	15.5	44.3
APAC	3.7	5.3	8.8	6.8	24.6
Total segment Adjusted Operating EBITDA	61.1	74.4	87.3	79.9	302.7
Corporate and unallocated	(11.0)	(10.6)	(11.0)	(10.1)	(42.7)
Amortization expense	(7.8)	(7.9)	(7.8)	(7.7)	(31.2)
Depreciation expense	(4.3)	(4.5)	(4.2)	(4.3)	(17.3)
Separation expense	(3.0)	(1.3)	(1.4)	(0.8)	(6.5)
Restructuring expense	(1.3)	(0.3)	(0.6)	(0.3)	(2.5)
Asset impairment charges	—	—	(1.7)	(1.6)	(3.3)
Earnings from operations	33.7	49.8	60.6	55.1	199.2
Interest expense	(8.5)	(27.0)	(25.0)	(24.7)	(85.2)
Interest expense on notes with MTW - net	(0.1)	—	—	—	(0.1)
Other (expense) income - net	(2.4)	(3.6)	(3.6)	0.5	(9.1)
Earnings before income taxes	$22.7	$19.2	$32.0	$30.9	$104.8

Adjusted Operating EBITDA % by segment(1):
Americas	18.9%	19.4%	21.5%	18.9%	19.7%
EMEA	11.1%	14.2%	15.3%	20.7%	15.4%
APAC	9.5%	12.3%	16.8%	12.1%	12.9%

(1) Adjusted Operating EBITDA % in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales for each respective segment.